Exhibit 10.23

AMENDMENT TO LICENSE AGREEMENT

1.	Roger Harris and Mark Dunnett (collectively, “LICENSOR”), AND natural Alternatives International, Inc. (“LICENSEE”) entered into a License Agreement (“the Agreement”) effective on April 28, 1997.

2.	LICENSOR and LICENSEE would hereby like to amend that Agreement by extending the term for an additional five years.

3.	Therefore, LICENSOR and LICENSEE hereby agree as follows:

a.	Section 7.1 shall be deleted, and the following new Section 7.1 shall be substituted:

“7.1 Term. The term of this agreement shall be from its Effective Date until the last to expire patents included with Licensed Rights.”

b.	Section 7.2 shall be modified to delete entirely the following language: “, unless one Party gives written notice of termination to the other Part at least 60 days before the end of the original Term or of any one-year renewal term. The original Term and any extension Term shall be subject to early termination under the provisions of this Section.”

c.	A new Section 2.8 shall be added, as follows:

“2.8 Right to Make Nonexclusive. In the event that the aggregate royalties paid by LICENSEE to LICENSOR under Section 4.2 for Transfers made by LICENSEE during the tenth year of the Term of this agreement shall be less than $200,000.00 LICENSOR shall have the right, which must be exercised within 90 days of LICENSOR’s receipt of a payment and/or a statement for the fourth quarter of the tenth year, to convert the license granted to LICENSEE under Section 2 from exclusive to non-exclusive. However, LICENSEE shall have the right to augment the payment for the aforesaid fourth quarter to bring the payment for the tenth year up to the above-stated amount, in which case, LICENSOR shall not have this right to convert. For each additional year between the tenth and the fifteenth year, if the payment is not at least the aforesaid amount increased 20% for each additional year (calculated cumulatively), LICENSOR shall have the same right to convert unless, of course, LICENSEE augments the fourth quarter payment as set forth above. After the fifteenth year, the license shall remain exclusive for the remainder of its Term irrespective of the royalties paid. Any payments made under this Section 2.8 by LICENSEE to bring a quarterly payment up to the required amount shall be nonrefundable and shall not be credited against any future royalty obligations of LICENSEE.

d.	In Section 9.1, line 2, delete the phrase “and involving less than $50,000”.

e.	Except as set forth above, the Agreement shall remain the same.

/s/ Roger Harris
Roger Harris

/s/ Mark Dunnett
Mark Dunnett

/s/ John Wise
Natural Alternatives, by Dr. John Wise

Date 3-17-01